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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


                        Date of Report: February 10, 2003
                       ---------------------------------
                       (Date of earliest event reported)


                                  MetLife, Inc.
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             (Exact name of registrant as specified in its charter)



 Delaware                                1-15787                  13-4075851
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(State or other jurisdiction        (Commission File         (I.R.S. Employer
of incorporation)                   Number)                  Identification No.)




              One Madison Avenue, New York, New York 10010-3690
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             (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:

                                 (212) 578-2211
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Item 5. Other Events and Regulation FD Disclosure.

Asbestos-Related Claims

Metropolitan Life Insurance Company (hereinafter, "Metropolitan Life" or the "Company"), a subsidiary of MetLife, Inc., is a defendant in thousands of lawsuits seeking compensatory and punitive damages for personal injuries allegedly caused by exposure to asbestos or asbestos-containing products. Metropolitan Life has never engaged in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products nor has Metropolitan Life issued liability or workers' compensation insurance to companies in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products. Rather, these lawsuits have principally been based upon allegations relating to certain research, publication and other activities of one or more of Metropolitan Life's employees during the period from the 1920's through approximately the 1950's and alleging that Metropolitan Life learned or should have learned of certain health risks posed by asbestos and, among other things, improperly publicized or failed to disclose those health risks. MetLife does not believe that it should have legal liability in such cases.

Legal theories asserted against Metropolitan Life have included negligence, intentional tort claims and conspiracy claims concerning the health risks associated with asbestos. Although, Metropolitan Life believes it has meritorious defenses to these claims, and has not suffered any adverse monetary judgments in respect of these claims, due to the risks and expenses of litigation, almost all past cases have been resolved by settlements. Metropolitan Life's defenses (beyond denial of certain factual allegations) to plaintiffs' claims include (i) that MetLife owed no duty to the plaintiffs -- it had no special relationship with the plaintiffs and did not manufacture, produce, distribute or sell the asbestos products that allegedly injured plaintiffs; (ii) that plaintiffs cannot demonstrate justifiable detrimental reliance; and (iii) that plaintiffs cannot demonstrate proximate causation. In defending asbestos cases, MetLife selects various strategies depending upon the jurisdictions in which such cases are brought and other factors which, in MetLife's judgment, best protect MetLife's interests. Strategies include seeking to settle or compromise claims, motions challenging the legal or factual basis for such claims or defending on the merits at trial. In the last twelve months, two trial courts granted motions dismissing claims against Metropolitan Life on some or all of the above grounds. Other courts have denied motions brought by Metropolitan Life to dismiss cases without the necessity of trial. There can be no assurance that Metropolitan Life will receive favorable decisions on motions in the future. Metropolitan Life intends to continue to exercise its best judgment regarding settlement or defense of such cases, including when trials of these cases are appropriate.


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The following table sets forth the total number of asbestos personal injury claims pending against Metropolitan Life as of the dates indicated, the number of new claims during the years ended on those dates and the total settlement payments made to resolve asbestos personal injury claims during those years:


                                                                                  At or for the Years Ended
                                                                                          December 31,
                                                                                          ------------
                                                                              2002            2001         2000
                                                                              ----            ----         ----
Asbestos personal injury claims at year end (approximate)..............      106,500         89,000       73,000
Number of new claims during year (approximate).........................       66,000         59,500       54,500
Settlement payments during year (dollars in millions)(1)...............        $95.1          $90.7        $71.1

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(1)      Settlement payments represent payments made by Metropolitan Life during the year in connection with settlements made in that year and in prior years. Amounts do not include Metropolitan Life's attorneys' fees and expenses and do not reflect amounts received from insurance carriers.

During the fourth quarter of 2002, Metropolitan Life analyzed its claims experience and reviewed external publications and numerous variables to identify trends and assess their impact on its recorded asbestos liability. Certain publications suggest a trend towards more asbestos-related claims and a greater awareness of asbestos litigation generally by potential plaintiffs and plaintiffs' lawyers. Plaintiffs' lawyers continue to advertise heavily with respect to asbestos litigation. Bankruptcies and reorganizations of other defendants in asbestos litigation may increase the pressures on remaining defendants, including Metropolitan Life. Through the first nine months of 2002, the number of new claims received by Metropolitan Life was lower than those received during the comparable 2001 period. However, the number of new claims received by Metropolitan Life during the fourth quarter of 2002 was significantly higher than those received in the prior year quarter, resulting in more new claims being received by Metropolitan Life in 2002 than in 2001. Factors considered in review also included expected trends in filing cases, the dates of initial exposure of plaintiffs to asbestos, the likely percentage of total asbestos claims which included Metropolitan Life as a defendant and experience in claims settlement negotiations.

Metropolitan Life also considered views derived from actuarial calculations it made in the fourth quarter of 2002. These calculations were made using, among other things, current information regarding Metropolitan Life's claims and settlement experience, information available in public reports, as well as a study regarding the possible future incidence of mesothelioma. Based on all of the above information, including greater than expected claims


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experience over the last three years, Metropolitan Life expects to receive more claims in the future than it had previously expected.Previously, Metropolitan Life's liability reflected that the increase in asbestos-related claims was a result of an acceleration in the reporting of such claims; its liability now reflects that such increase is also the result of increase in the total number of asbestos-related claims expected to be received by it. Accordingly, Metropolitan Life increased its recorded liability for asbestos-related claims by $402 million from $820 million to approximately $1,225 million at December 31, 2002. This total recorded asbestos-related liability (after the self-insured retention) is within the coverage of the excess insurance policies discussed below.

During 1998, Metropolitan Life paid $878 million in premiums for excess insurance policies for asbestos-related claims. The excess insurance policies for asbestos-related claims provide for recovery of losses up to $1,500 million, which is in excess of a $400 million self-insured retention. The asbestos-related policies are also subject to annual and per-claim sublimits. Amounts are recoverable under the policies annually with respect to claims paid during the prior calendar year. Although amounts paid by Metropolitan Life in any given year that may be recoverable in the next calendar year under the policies will be reflected as a reduction in the Company's operating cash flows for the year in which they are paid,, management believes that the payments will not have a material adverse effect on the Company's liquidity.

Each asbestos-related policy contains an experience fund and a reference fund that provides for payments to the Company at the commutation date if the reference fund is greater than zero at commutation or pro rata reductions from time to time in the loss reimbursements to the Company if the cumulative return on the reference fund is less than the return specified in the experience fund. The return in the reference fund is tied to performance of the Standard & Poor's 500 Index and the Lehman Brothers Aggregate Bond Index. A claim will be made under the excess insurance policies in 2003 for the amounts paid with respect to asbestos litigation in excess of the retention. Based on performance of the reference fund, at December 31, 2002, the loss reimbursements to the Company in 2003 and the recoverable with respect to later periods will be $42 million less than the amount of the recorded losses. Such foregone loss reimbursements may be recovered upon commutation depending upon future performance of the reference fund. The foregone loss reimbursements are estimated to be $9 million with respect to 2002 claims and $42 million in the aggregate.

The $402 million increase in the recorded liability for asbestos claims less the foregone loss reimbursement adjustment of $42 million ($27 million after-tax) resulted in an increase in the recoverable by $360 million. At December 31, 2002, a portion ( $136 million) of the $360 million recoverable was recognized in income while the remainder ($224 million) was recorded as a deferred gain which is expected to be recognized in the future over the estimated settlement period of the excess insurance policies. The $402 million increase in the recorded liability, less the portion of the recoverable recognized in income, resulted in a net expense of $266 million, $169 million, net of income taxes. The $360 million recoverable may change depending on the future performance of the Standard & Poor's 500 Index and the Lehman Brothers Aggregate Bond Index.


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As a result of the excess insurance policies, $1,237 million is recorded as a recoverable at December 31, 2002 ($224 million of which is deferred as mentioned above); the amount includes recoveries expected to be obtained in 2003 for amounts paid in 2002. If at some point in the future, the Company believes the liability for probable and estimable losses for asbestos-related claims should be increased, an expense would be recorded and the insurance recoverable would be adjusted subject to the terms, conditions and limits of the excess insurance policies. Portions of the change in the insurance recoverable would be deferred and amortized into income over the estimated remaining settlement period of the insurance policies.

The Company believes adequate provision has been made in its consolidated financial statements for all reasonably probable and estimable losses for asbestos-related claims. The ability of Metropolitan Life to estimate its ultimate asbestos exposure is subject to considerable uncertainty due to numerous factors. The availability of data is limited and it is difficult to predict with any certainty numerous variables that can affect liability estimates, including the number of future claims, the cost to resolve claims, the disease mix and severity of disease, the jurisdiction of claims filed, tort reform efforts and the impact of any possible future adverse verdicts and their amounts.

Recent bankruptcies of other companies involved in asbestos litigation, as well as advertising by plaintiffs' asbestos lawyers, may be resulting in an increase in the number of claims and the cost of resolving claims, as well as the number of trials and possible adverse verdicts Metropolitan Life may experience. Plaintiffs are seeking additional funds from defendants, including Metropolitan Life, in light of such recent bankruptcies by certain other defendants. Metropolitan Life will continue to study its claims experience, review external literature regarding asbestos claims experience in the United States and consider numerous variables that can affect its asbestos liability exposure, including bankruptcies of other companies involved in asbestos litigation and legislative and judicial developments, to identify trends and to assess their impact on the recorded asbestos liability.

The number of asbestos cases that may be brought or the aggregate amount of any liability that Metropolitan Life may ultimately incur is uncertain. Accordingly, it is reasonably possible that the Company's total exposure to asbestos claims may be greater than the liability recorded by the Company in its consolidated financial statements and that future charges to income may be necessary. While the potential future charges could be material in particular quarterly or annual periods in which they are recorded, based on information currently known by management, it does not believe any such charges are likely to have a material adverse effect on the Company's consolidated financial position.


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                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               METLIFE, INC.


                               By:   /s/ Gwenn L. Carr
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                                     Name:  Gwenn L. Carr
                                     Title:  Vice-President and Secretary




Date: February 10, 2003